EXHIBIT 23.1

CONSENT OF MOSS ADAMS, LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-90029) pertaining to the Concur Technologies, Inc. 401(k) Plan of our report dated May 21, 2004 with respect to the 2003 and 2002 financial statement of the Concur Technologies, Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ MOSS ADAMS LLP

Seattle, Washington

June 28, 2004